HILLS STORES COMPANY
                                   15 DAN ROAD
                           CANTON, MASSACHUSETTS 02021


                                                              December 16, 1998

Ames Department Stores, Inc.
HSC Acquisition Corp.
2418 Main Street
Rocky Hill, Connecticut 06067


Gentlemen:


            Reference is made to the Agreement and Plan of Merger, by and among Ames Department Stores, Inc. ("Parent"), HSC Acquisition Corp. ("Purchaser"), and Hills Stores Company (the "Company"), dated as of November 12, 1998 (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

            The Company hereby consents, pursuant to Section 1.02(a) of the Merger Agreement, in connection with the increase by Parent and Purchaser of the aggregate cash consideration payable to each holder of Notes pursuant to the Note Offer to Purchase and the related Consent Solicitation from 55% to 70% of the principal amount of the Notes, to the increase by Purchaser of the percentage in aggregate principal amount of outstanding Notes needed to satisfy the Minimum Note Condition from at least 66 2/3% in aggregate principal amount of the then outstanding Notes to at least 85% in aggregate principal amount of the then outstanding Notes.

            In addition, each of Parent, Purchaser and the Company hereby agree that (i) Section 9.03(j) of the Merger Agreement is hereby amended to add after the words "prior to the consummation of the Offer" the words "or, if not so designated prior to the consummation of the Offer, by a majority of those persons serving as directors of the Company on the date of consummation of the Offer as promptly as practicable thereafter but in no event later than January 31, 1999," and (ii) paragraph 15 of the Disclosure Schedule is hereby amended as provided on Schedule 1 hereto.





NYFS10...:\79\15079\0022\1219\LTRD158V.53B

            Except as amended hereby, the Merger Agreement shall continue in full force and effect.


                                    Very truly yours,

                                    HILLS STORES COMPANY

                                    By: /s/ Chaim Edelstein
                                        ----------------------------------
                                        Name: Chaim Edelstein
                                        Title: Chairman and Chief
                                               Executive Officer



Accepted and Agreed to:

AMES DEPARTMENT STORES, INC.

By: /s/ Rolando de Aguiar
    ----------------------------------
    Name: Rolando de Aguiar
    Title: Executive Vice President










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
                                   Schedule 1



Paragraph 15 of Schedule 5.01 is amended by deleting such paragraph as it now exists and inserting in lieu thereof the following:


"15. The Company may defer making interest payments on the Notes, rental payments on leases and payments of accounts payable and other liabilities."















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